Exhibit 10.1

May 17, 2019

Mr. David Bruce

21 Udayakavi Lane

Danville, CA 94525

brucedavid@sbcglobal.net

 Dear Mr. Bruce:

I am very pleased to extend to you this conditional employment offer for the position of Chief Executive Officer with IRIDEX Corporation.

This conditional offer summarizes several areas related to the terms of the offer:

Compensation:

Base Salary: $13,846.16 payable bi-weekly (annualized to $360,000/yr), in accordance with the Company’s standard payroll policies, which may be changed from time to time at the discretion of the Company, and subject to applicable withholdings.

Bonus Program: The Executive Bonus Program comprises of two components – STI (Short Term Incentive) in a form of a cash bonus and LTI (Long Term Incentive) in a form of Stock Options.  The following is a summary of the terms of the Executive Bonus Program, and is not intended to and does not change or supersede the Executive MBO Program (“Bonus Program Plan”).  To the extent this summary is inconsistent or conflicts with the Bonus Program Plan, the terms of the Bonus Program Plan control.

STI Bonus:  Up to 60% of your annual salary (prorated to date of hire)

The STI bonus is contingent upon achievement of Management by Objectives (MBO).  MBO is an incentive, contingent upon specific corporate and management objectives and goals.  Achievement of the bonus will be based upon completion of your MBOs.  MBOs will be determined by the Board of Directors in consultation with you.  75% of the bonus is tied to the Corporate Goals and 25% of the bonus is tied to your Personal Goal(s).

Stock Options:270,000

In addition to your salary and bonus opportunity described above, we will recommend to the Compensation Committee of the Board of Directors at their next meeting that they approve a grant of stock options to purchase 270,000 shares of the Company’s common stock (the “Option”) under the Company’s 2008 Equity Incentive Plan (“Plan”), as amended, and the applicable Option agreement thereunder.

Upon grant, the Option will be scheduled to vest and become exercisable by you over a total period of 48 months following your date of hire (“Hire Date”), in the following manner, in each case subject to your continued status as a Service Provider (as defined in the Plan) through each relevant date:

•	12/48 (67,500) of the shares of the Company’s common stock subject to the Option on the one (1) year anniversary of your Hire Date; and
•	1/48 per month thereafter on the same day of the month as your Hire Date (or the last day of the month, if there is no corresponding day in such month).

Per Share Exercise Price: 100% of the fair market value (generally, the closing sales price) of a share of the Company’s common stock as of the Option’s grant date.

Stock Options:400,000

We will also recommend to the Compensation Committee of the Board of Directors at their next meeting that they approve a grant of stock options to purchase 400,000 shares of the Company’s common stock (the “Second Option”) under the Plan and applicable Second Option agreement thereunder.

•

100,000 shares shall vest if the average closing price of the Company’s common stock during the prior 60 trading days is at least 40% above the 60 trading-day trailing average of IRIX stock as of the day of contract signing;

•	100,000 shares shall vest if the average closing price of the Company’s common stock during the prior 60 trading days is at least $9.00 per share;
•	100,000 shares shall vest if the average closing price of the Company’s common stock during the prior 60 trading days is at least $12.00 per share;
•	100,000 shall vest if the average closing price of the Company’s common stock during the prior 60 trading days is at least $18.00 per share.

The above performance-based options will expire on 12/31/23.

The foregoing is a summary, and is not intended to and does not change or supersede the Plan, option agreement or actual grant, if any, approved by the Compensation Committee.  To the extent this summary is inconsistent or conflicts with the Plan, option agreement or grant, the terms of the Plan, option agreement and grant control.

Change in Control Severance:  Following your start date you will be eligible to enter into the Company’s double trigger form of Change in Control Severance Agreement that will provide for full acceleration of all unvested equity grants, cash payment of 1.5 times your salary plus target bonus in effect prior to the change in control, and 12 months COBRA reimbursement.

Benefits:

Insurance is available for health, dental, prescriptions, and vision, at a portion of the premium for employee and dependent(s), if they are covered on the IRIDEX plan.  The Company also provides for life, business travel, short-term (STD) and long-term disability (LTD) insurance.  You may sign up on the 401k Plan effective the first day of any month following your hire date.

As a Member of the Executive Staff, you have unvested vacation without accrual or the requirement of tracking time off.  You will also accrue two weeks of sick time during your first year of employment.  The terms related to your sick leave accrual and usage are set forth in the Iridex Employee Handbook. IRIDEX also compensates their eligible employees for eight holidays and 1-2 floating holidays per year.

Your anticipated start date is May 21, 2019.  IRIDEX’s normal working hours are 8:00 a.m. to 5:00 p.m. Monday through Friday.  The Chief Executive Officer position is a salary exempt position and may require you to work beyond the normal work schedule, travel and/or work on Saturdays or Sundays.  IRIDEX expects the Chief Executive Officer to work primarily from its headquarters and to be reasonably available in person during normal work hours.  IRIDEX has a travel policy that outlines what expenses are appropriate and the documentation which is needed for reimbursement.

This conditional offer of employment will expire at the end of business day on May 21, 2019.

Please note that this offer of employment is made “at will” in which either you or the Company may terminate employment at any time with or without cause.

This offer is contingent upon acceptable results from your background check and also upon your completing, signing, and returning the enclosed:  Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; and providing verification of eligibility to work in the United States in accordance with the provisions of the Immigration Reform and Control Act of 1986.

You will be required to present evidence of your work eligibility within three days of the first day of employment.  A list of sufficient documentation is provided at the end of the I-9 form.

This letter along with the enclosed Confidential Information and Invention Assignment Agreement between you and IRIDEX, set forth the terms of your employment with IRIDEX and supersede any prior negotiations, representations, or agreements, whether oral or written.  The provisions of this letter and the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement regarding “at will” and arbitration may only be modified by a document signed by you and the Board of Directors that expressly references a change to the at-will employment relationship and/or arbitration agreement.

We have very high expectations that your capabilities, experience, and winning attitude will make you an outstanding contributor on the IRIDEX team.

Sincerely,

Ruediger Naumann-Etienne, Ph.D.

Lead Independent Director

Accepted By:	/s/ David I. Bruce	Date:	May 20, 2019
David I. Bruce